Exhibit 10.33

♦ INDUSTRIAL LEASE ♦

THIS LEASE is made as of this 25th day of April, 2019 (the “Lease Date”) by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Landlord”), dba Sparks Industrial, and DRAGONFLY ENERGY CORP., a Nevada corporation (“Tenant”).

BASIC LEASE INFORMATION

LANDLORD:	The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, dba Sparks Industrial

TENANT:	Dragonfly Energy Corp., a Nevada corporation

LANDLORD’S NOTICE ADDRESS:	Advisors Commercial Real Estate Attention: with a copy to: The Northwestern Mutual Life Insurance Company Attention:

TENANT’S NOTICE ADDRESS:	Dragonfly Energy Corp. Attention: Denis Phares

PROJECT:	Greg Park

BUILDTNG DESCRIPTION:	A 45,000 square foot building located at 1355 Greg Street, Sparks, Nevada, commonly known as Building “C,” as shown outlined in blue on Exhibit A.

PREMISES:	A 15,200 square foot area located at 1355 Greg Street, Suites 101-102, Sparks, Nevada, as shown outlined in red on Exhibit A and as more particularly depicted on Exhibit A-1.

PERMITTED USE:

Warehousing, distribution and assembly of lithium battery packs, sales of lithium batteries and electronics accessories and incidental general office use relating thereto (in no event shall Tenant use the Premises for manufacturing) and for no other purpose.

PARKING ALLOCATION:	Sixteen (16) unreserved spaces

ESTIMATED TERM COMMENCEMENT DATE:	May 1, 2019

LENGTH OF TERM:	Sixty (60) months

BASE RENT:

Months	Per Square Foot Rental Rate	Monthly Base Rent
1 – 12	$0.6500	$9,880.00
13 – 24	$0.6695	$10,176.40
25 – 36	$0.6896	$10,481.69
37 – 48	$0.7103	$10,796.14
49 – 60	$0.7316	$11,120.03

SECURITY DEPOSIT:	$13,704.03
TENANT’S PROPORTIONATE SHARE OF BUILDING:	33.78%
ESTIMATED FIRST YEAR OPERATING COST:	$2,584.00 per month ($0.17 PSF)
LIABILITY INSURANCE LIMITS:	$3,000,000 per occurrence; $5,000,000 annual aggregate
TENANT IMPROVEMENT ALLOWANCE:	See Section 2(c)
BROKERS:	Kidder Mathews representing both Landlord and Tenant

The foregoing Basic Lease Information is incorporated into and made part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the Basic Lease Information shall control.

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By signing this Lease below, Landlord and Tenant agree to all the terms set forth in the Basic Lease Information above and all the General Lease Terms set forth in the provisions that follow on the succeeding pages, including all referenced Exhibits.

IN WITNESS WHEREOF, the parties have executed this Lease on the dates set forth below, to be effective as of the Lease Date set forth in the preamble paragraph above.

LANDLORD:		TENANT:

THE NORTHWESTERN MUTUAL LIFE		DRAGONFLY ENERGY CORP.,
INSURANCE COMPANY,		a Nevada corporation
a Wisconsin corporation

By:	Northwestern Mutual Investment	By:	/s/ Denis Phares
	Management Company, LLC,		Denis Phares, CEO
a Delaware limited liability company,
	its wholly-owned affiliate	Date of Execution: April 26 , 2019

By:	/s/ Ryan Lance
Ryan Lance
Director-Asset Management

Date of Execution: April 29 , 2019

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25.	DEFAULT	19

26.	LATE CHARGE	22

27.	LANDLORD DEFAULT	22

28.	TENANT’S REMEDIES	22

29.	TRANSFERS BY LANDLORD	23

30.	RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS	23

31.	HAZARDOUS MATERIALS	23

32.	WAIVER	26

33.	SURRENDER OF PREMISES	27

34.	NOTICES	27

35.	ATTORNEYS’ FEES	28

36.	AUTHORITY OF PARTIES	28

37.	SUCCESSORS AND ASSIGNS	28

38.	FORCE MAJEURE	28

39.	BROKERAGE COMMISSION	28

40.	WAIVER OF TRIAL BY JURY	29

41.	SUBSTITUTION OF PREMISES	29

42.	MISCELLANEOUS	29

Exhibits:

Exhibit A	Site Plan Showing Premises and Building
Exhibit A-1	Diagram of Premises
Exhibit B	Tenant Questionnaire Regarding Use of Premises
Exhibit B-1	Chart Listing Stored Products
Exhibit C	Rules and Regulations
Exhibit D	Option to Renew

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GENERAL LEASE TERMS

1.	PREMISES

Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinabove and hereinafter set forth, those premises (the “Premises”) outlined in red on Exhibit A and more fully described in the Basic Lease Information. The Premises are a part of the building described in the Basic Lease Information (the “Building”) (outlined in blue on Exhibit A) and a part of the project identified in the Basic Lease Information which consists of more than one building (the “Project”). The Premises and the Building are stipulated for all purposes of this Lease to contain the square footage set forth in the Basic Lease Information.

2.	POSSESSION AND LEASE COMMENCEMENT

(a) Term Commencement Date. The term commencement date (the “Term Commencement Date”) shall be the date on which Landlord delivers possession of the Premises to Tenant, which is estimated to occur on the Estimated Term Commencement Date set forth in the Basic Lease Information. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Estimated Term Commencement Date, Landlord shall not be subject to any liability therefor, nor shall Landlord be in default hereunder, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to deliver the same, which date shall then be deemed the Term Commencement Date. Tenant shall not be liable for any Rent for any period prior to the Term Commencement Date. Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises, which shall confirm the Term Commencement Date and such other details of the Lease as Landlord shall reasonably require.

(b) As Is; Warranty. Tenant acknowledges that Tenant has inspected and accepts the Premises in its present condition, broom clean, “AS IS,” and suitable for the purpose for which the Premises are leased. Tenant agrees that said Premises is in good and satisfactory condition as of when possession was taken. Tenant further acknowledges that no representations as to the condition or repair of the Premises nor promises to alter, remodel or improve the Premises have been made by Landlord. Notwithstanding the foregoing to the contrary, Landlord warrants that for ninety (90) days following the Term Commencement Date (the “Warranty Period”), the existing heating, electrical, plumbing and mechanical systems located in and serving the Premises shall be in good operating condition. Landlord shall repair any defective or malfunctioning aspect of such systems of which Landlord has received written notice from Tenant describing the failure or malfunction within the Warranty Period.

(c) Tenant Improvement Allowance. Subject to the terms hereof, Landlord shall grant Tenant an allowance of up to $15,200.00 (the “Tenant Improvement Allowance”) towards the cost of performing certain improvements to be made in and to the Premises by Tenant, which improvements shall be subject to Landlord’s prior written consent. All such improvements shall be performed by a general contractor and subcontractors approved by Landlord and otherwise in compliance with Paragraph 12 of this Lease. Upon completion of such improvements, Tenant shall submit to Landlord a request for reimbursement for the cost of such improvements up to the amount of the Tenant Improvement Allowance, accompanied by documentation evidencing the cost of the materials and labor performed for the improvements to the Premises and, if required by Landlord, evidence of payment of such amounts and final, unconditional lien waivers in connection therewith. Tenant shall submit its request for reimbursement to Landlord within twelve (12) months following the date of mutual execution of this Lease. Landlord shall not be obligated to make any reimbursement with respect to a request received after such date. Any portion of the Tenant Improvement Allowance not timely used by Tenant shall be forfeited. Under no circumstances shall Landlord be obligated to fund any portion of the Tenant Improvement Allowance when an event of default occurs (or is occurring) under this Lease. The Tenant Improvement Allowance may only be used toward the cost of design and construction of permanent physical improvements to the Premises and may not be used for Tenant’s furniture, fixtures, equipment or other personal property.

3.	TERM

The Term of this Lease shall commence on the Term Commencement Date and continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Information or until this Lease is terminated or further extended as otherwise provided herein. If the Term Commencement Date is a date other than the first day of a calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date.

4.	USE

(a) General. Tenant shall use the Premises for the Permitted Use set forth in the Basic Lease Information and for no other use or purpose. In all events, Tenant’s use shall be in compliance with all applicable Regulations (as defined in Paragraph 4(c) below). Tenant shall control Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) in such a manner that Tenant and Tenant’s Parties cumulatively do not exceed the Parking Allocation set forth in the Basic Lease Information at any time. Tenant and Tenant’s Parties shall have the nonexclusive right to use, in common with other parties occupying the Building or Project, the parking areas, driveways and sidewalks of the Project, subject to the rules and regulations attached hereto as Exhibit C. Tenant expressly acknowledges that Landlord does not provide on-site security personnel for Tenant’s Premises.

(b) Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants of the Building or Project or interfere with their use of their respective premises. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not use the Premises for retail purposes. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings that endanger the structure, or place any harmful liquids in the drainage system of the Building or Project. No waste materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designed for that purpose by Landlord. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant’s lease or other contract.

(c) Compliance with Regulations. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to all existing and future municipal, state, federal and other governmental statutes, regulations, laws and ordinances applicable thereto, including (i) zoning ordinances, (ii) regulations governing and relating to the use, occupancy and possession of the Premises, including without limitation the Americans with Disabilities Act of 1990, (iii) regulations governing and relating to the use, storage, generation and disposal of Hazardous Materials (as defined in Paragraph 31 below) in, on and under the Premises and (iv) any conditions, covenants and restrictions recorded against the Building or Project (all of the foregoing, including (i) through (iv) above, collectively, the “Regulations”). Except for pre-existing violations, Tenant shall, at Tenant’s sole expense, strictly comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises and/or the use, storage, generation of Hazardous Materials in, on and under the Premises. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant’s use of the Premises. Tenant acknowledges that it will be wholly responsible for any accommodations or alterations which need to be made to the Premises to accommodate disabled employees or customers of Tenant. Tenant shall promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall indemnify, defend, protect and hold Landlord, Landlord’s wholly-owned subsidiaries, Landlord’s agents (including the manager of the Project), employees, directors, officers, shareholders, partners, contractors and lenders, and their respective successors and assigns (collectively, the “Landlord Indemnitees”), harmless from and against any loss, cost, expense, damage, attorneys’ fees or liability arising out of the failure of Tenant to comply with any applicable Regulation or to comply with the requirements as set forth herein. Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

5.	RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the rules and regulations set forth in Exhibit C, as well as any that Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or Project. Tenant shall cause Tenant’s Parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the noncompliance by any other tenant or occupant of the Building or Project with any of the rules and regulations.

6.	RENT

(a) Base Rent. Tenant shall pay to Landlord, without notice or demand, throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. Base Rent for the first full month of the Term, together with an estimate of Tenant’s Proportionate Share of Basic Operating Cost (as hereinafter defined) for such month, shall be paid by Tenant upon Tenant’s execution of this Lease. If the obligation for payment of Rent commences on other than the first day of a month, then Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date.

(b) Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, the interest and late charge described in Paragraph 26, any monies spent by Landlord pursuant to Paragraph 30, and Tenant’s Proportionate Share of Basic Operating Cost, as specified in Paragraph 7 below, shall be considered additional rent (“Additional Rent”); “Rent” shall mean Base Rent and Additional Rent.

7.	BASIC OPERATING COST

(a) Basic Operating Cost. In addition to the Base Rent required to be paid hereunder, Tenant shall pay throughout the Term as Additional Rent, Tenant’s Proportionate Share, as set forth in the Basic Lease Information, of Basic Operating Cost for the Building in the manner set forth below. “Basic Operating Cost” shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the management, maintenance, repair, preservation and operation of the Project and its supporting facilities (determined in accordance with generally accepted accounting principles, consistently applied) including but not limited to the following:

(i) Taxes. All real property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees in-lieu of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent (or any portion or component thereof) (all of the foregoing being hereinafter collectively referred to as “real property taxes”), or any tax imposed in substitution, partially or totally, or any tax previously included with the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes except (A) inheritance, estate or gift taxes imposed upon or assessed against the Project, or any part thereof or interest therein, and (B) taxes computed upon the basis of net income of Landlord or the owner of any interest therein, except as otherwise provided in the following sentence. Basic Operating Cost shall also include any taxes, assessments, or any other fees imposed by any public authority upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the local governmental authority in which the Project is located, the federal government, or any other governmental body with respect to receipt of such rental, or upon, with respect to, or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net to Landlord the same net rental after imposition of any such taxes on Landlord as would have been payable to Landlord prior to the payment of any such taxes.

(ii) Insurance. All insurance premiums and costs, including but not limited to, any insurance deductible amounts incurred by Landlord, as more fully set forth in Paragraph 8(a) below.

(iii) Repairs and Improvements. Repairs, replacements and general maintenance for the Premises, Building and Project (except for those repairs expressly made the financial responsibility of Landlord pursuant to the terms of this Lease, repairs to the extent paid for by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Project other than Tenant). Such repairs, replacements and general maintenance shall include the cost of any capital improvements made to or capital assets acquired for the Project, Building or Premises before or after the Term Commencement Date that reduce any other Basic Operating Cost, are reasonably necessary for the health and safety of the occupants of the Project, or are made to the Project, Building or Premises by Landlord before or after the date of this Lease and are required under any Regulation, such costs or allocable portions thereof to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the “prime rate” charged by Wells Fargo Bank, N.A. (San Francisco) at the time such improvements or capital assets are constructed or acquired, plus two (2) percentage points, but in no event more than the maximum rate permitted by law.

(iv) Services. All expenses relating to maintenance, janitorial, debris removal and service agreements and services, and costs of supplies and equipment used in maintaining the Premises, Building and Project and the equipment therein and the adjacent sidewalks, driveways, curbs, parking and service areas, including, without limitation, alarm service, window cleaning, elevator maintenance, Building exterior, roof and lighting fixture maintenance, landscaping and drainage and irrigation systems.

(v) Utilities. Utilities which benefit all or a portion of the Premises, Building or Project, including without limitation electricity, water and sewer charges.

(vi) Management Fee. A management and accounting cost recovery fee equal to 3.25% of the sum of Base Rent and Basic Operating Cost.

(vii) Legal and Accounting. Legal and accounting expenses relating to the Project, including the cost of audits by certified public accountants and tax consultants.

Basic Operating Cost shall not include specific costs incurred for the account of, separately billed to, and paid by specific tenants.

(b) Payment of Estimated Basic Operating Cost. “Estimated Basic Operating Cost” for any particular fiscal year shall mean Landlord’s estimate of the Basic Operating Cost for such fiscal year made prior to commencement of such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in accordance with generally accepted accounting principles consistently applied. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Basic Operating Cost for the ensuing fiscal year. Tenant shall pay Tenant’s Proportionate Share of the Estimated Basic Operating Cost with installments of Base Rent for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Basic Operating Cost is projected to vary from the then Estimated Basic Operating Cost by more than ten percent (10%), Landlord may, by written notice to Tenant, revise the Estimated Basic Operating Cost for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant’s Proportionate Share of the revised Estimated Basic Operating cost for such year.

(c) Computation of Basic Operating Cost Adjustment. “Basic Operating Cost Adjustment” shall mean the difference between Estimated Basic Operating Cost and Basic Operating Cost for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of Basic Operating Cost for the fiscal year just ended, accompanied by a computation of the Basic Operating Cost Adjustment. If such statement shows that Tenant’s payment based upon Estimated Basic Operating Cost is less than Tenant’s Proportionate Share of Basic Operating Cost, then Tenant shall pay to Landlord the difference within twenty (20) days after receipt of such statement. If such statement shows that Tenant’s payment of Estimated Basic Operating Cost exceeds Tenant’s Proportionate Share of Basic Operating Cost, then (provided that Tenant is not in default under this Lease) Landlord shall at Landlord’s option credit the difference to Tenant’s Rent payment(s) next due hereunder or pay the difference to Tenant, in either case within twenty (20) days after delivery of such statement to Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Basic Operating Cost Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of a fiscal year, Tenant’s Proportionate Share of Basic Operating Cost shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect. No delay by Landlord in submitting any statement shall constitute a waiver of Landlord’s right to submit such statement or to collect Tenant’s Proportionate Share of Basic Operating Cost due hereunder.

(d) Net Lease. This shall be a net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7(a) incurred in connection with the management, maintenance, repair, preservation and operation of the Building or Project and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary for the Building or Project.

(e) Tenant Audit. Within thirty (30) days following Tenant’s receipt of Landlord’s statement of Basic Operating Cost for any fiscal year of the Term, Tenant may, at its expense during Landlord’s normal business hours, elect to audit Landlord’s books and records as they relate to the Basic Operating Cost for the fiscal year covered by such statement, subject to the following conditions: (1) Tenant shall deposit with Landlord the full amount in dispute; (2) there is no uncured event of default under this Lease; (3) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (4) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (5) the audit shall commence within fifteen (15) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within thirty (30) days after commencement; (6) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (7) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit. Tenant shall deliver a copy of such audit to Landlord within five (5) business days of receipt by Tenant. This paragraph shall not be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Tenant’s Proportionate Share of Basic Operating Cost. After verification, Landlord shall credit any overpayment determined by the audit report against the next monthly payment(s) of Rent provided to be paid under this Lease, or, if no further Rent is due, refund such overpayment directly to Tenant within twenty (20) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the audit report within twenty (20) days of determination. The foregoing obligations shall survive the expiration or earlier termination of this Lease. If Tenant does not give written notice of its election to audit during the referenced thirty (30)-day period, Landlord’s Basic Operating Cost for the applicable fiscal year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. If the audit proves that Landlord’s calculation of Tenant’s Proportionate Share of Basic Operating Cost for the fiscal year under inspection was overstated by more than ten percent (10%) in the aggregate, then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said fiscal year statement within twenty (20) days after receipt of Tenant’s invoice therefor.

(f) Tenant’s Personal Property Taxes. In addition to and wholly apart from Tenant’s obligation to pay Tenant’s Proportionate Share of Basic Operating Cost, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of the Alterations (as defined in Paragraph 12 below) made to the Premises, and on Tenant’s interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof on demand once invoiced to Tenant by Landlord.

8.	INSURANCE

(a) Landlord’s Insurance. At all times during the Term, Landlord shall procure and keep in full force and effect the following insurance:

(i) Special Risk property insurance insuring (i) the Building, (ii) all improvements located therein, excluding Tenant’s Property (as defined in Paragraph 8(b)(i) below), (iii) Landlord’s equipment located in the Building, and (iv) common area furnishings, all in such amounts and with such deductibles as Landlord considers appropriate;

(ii) Commercial general liability insurance insuring Landlord’s interest in the Project;

(iii) Rental income insurance in an amount equal to one year’s Rent; and

(iv) Such other insurance as Landlord reasonably determines from time to time.

(b) Tenant’s Insurance. Tenant shall, at its sole cost and expense, procure and keep in full force and effect the following insurance:

(i) Special Risk property insurance on Tenant’s Property for its full replacement value. Such policy shall contain an agreed amount endorsement in lieu of a co-insurance clause. “Tenant’s Property” is herein defined to be personal property of Tenant and any improvements made by or for Tenant pursuant to any Work Letter attached hereto.

(ii) Commercial general liability insurance insuring Tenant against any liability arising out of its use, occupancy or maintenance of the Premises or the business operated by Tenant pursuant to the Lease. Such insurance shall provide a combined single limit for bodily injury and property damage in the amounts set forth in the Basic Lease Information. Such policy shall name Landlord, Landlord’s wholly-owned subsidiaries, Landlord’s property manager and any mortgagees of Landlord as additional insureds as their respective interests may appear;

(iii) Workers’ Compensation insurance as required by state law;

(iv) If Tenant uses vehicles to carry out its business on or about the Project, motor vehicles liability insurance with a combined single limit of not less than $1,000,000 for bodily injury and property damage; and

(v) Any other form or forms of insurance or increased amounts of insurance as Landlord or any mortgagees of Landlord may reasonably require from time to time.

All such policies shall be written in a form and with an insurance company licensed to do business in the State of Nevada with a rating in Best’s Insurance Guide of not less than A:VII satisfactory to Landlord and any mortgagees of Landlord, and shall provide that Landlord and any mortgagees of Landlord receive not less than thirty (30) days’ prior written notice of any cancellation or reduction in coverage. Tenant’s deductible amounts shall not exceed $1,000. Prior to or at the time that Tenant takes possession of the Premises, and as a condition thereof, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the required amounts and forms of coverage satisfactory to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as Additional Rent.

In addition, Tenant shall obtain certificates of insurance evidencing commercial general liability insurance, including completed operations, motor vehicle liability insurance and workers’ compensation insurance in the amounts required above from any contractor or subcontractor engaged by Tenant for Alterations, repairs or maintenance at the Premises during the Term, and such liability insurance shall name the same parties as additional insureds as is described above, and shall provide that any loss shall be payable to Landlord and such other additional insured parties as their respective interests may appear.

(c) Forms of Policies. All commercial general liability and special risk property policies maintained by Tenant shall be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.

(d) Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant, for themselves and their respective insurers, each agree to and do hereby waive any and all claims, demands, actions and causes of action that each may have or claim to have against the other, and/or against any subsidiary or joint venture of such other party, for loss or damage to any property, whether real and personal, to the extent the same is caused by or results from risks (i) which are insurable under standard fire and extended coverage insurance or (ii) which arc insured against under any policy of insurance covering the Premises or any portion thereof or property therein carried by the parties and in force at the time of such loss or damage, notwithstanding that any such loss or damage may be due to or result from the negligence of either party hereto or their respective employees or agents; provided, however, that this waiver shall not apply to the portion of any damage which is not reimbursed by the damaged party’s insurance because of the deductible in the damaged party’s insurance coverage.

(e) Adequacy of Coverage. Landlord, its agents and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Paragraph 8 are adequate to protect Tenant and such minimum limits shall not relieve Tenant from any of its obligations under this Lease. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage, as Tenant deems adequate, at Tenant’s sole expense.

(f) Certain Insurance Risks. Tenant shall not do or permit to be done any act or thing upon the Premises or the Project or bring or keep anything therein which would (i) jeopardize or be in conflict with fire or other insurance policies covering the Project or fixtures and property in the Project; (ii) increase the rate of fire insurance applicable to the Project or cause a cancellation of said insurance; or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

9.	INDEMNIFICATION, WAIVER AND RELEASE

(a) Tenant’s Indemnification. Except to the extent of any injury to persons or damage to property that is proximately caused by the gross negligence or willful misconduct of Landlord, its employees or agents, and subject to the provisions of Paragraph 8(d) above, Tenant shall indemnify and hold the Landlord Indemnitees harmless from and against any and all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising from:

(i) The use or occupancy or manner of use or occupancy of the Premises by Tenant or any of the Tenant’s Parties;

(ii) Any activity, work, or thing done or permitted by Tenant in or about the Premises, the Building, or the Project;

(iii) Any breach by Tenant or by any of the Tenant’s Parties of this Lease;

(iv) Any injury or damage to the person, property or business of Tenant or any of the Tenant’s Parties entering upon the Premises under the express or implied invitation of Tenant, and

(v) Any alleged violation by Tenant of any Regulation.

If any action or proceeding is brought against a Landlord Indemnitee by reason of any of the foregoing items (i) through (v), Tenant, upon written notice from such Landlord Indemnitee, shall defend the same at Tenant’s expense, with counsel reasonably satisfactory to Landlord. Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

(b) ssence herein. NotwiTenant, as a material part of the consideration to Landlord for this Lease, by this Paragraph 9 hereby waives and releases all claims against the Landlord Indemnitees, to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.

10.	LANDLORD’S REPAIRS AND SERVICES

(a) Repairs and Services. Landlord shall at Landlord’s expense maintain the structural soundness of the structural beams of the roof, foundations and exterior walls of the Building in good repair, reasonable wear and tear excepted. The term “exterior walls” as used herein shall not include windows, glass or plate glass, doors, special storefronts or office entries. Landlord shall perform on behalf of Tenant and other tenants of the Project, as an item of Basic Operating Cost, the maintenance and repair of the Building, Project, and public and common areas of the Project, including but not limited to the roof, pest extermination, the landscaped areas, parking areas, driveways, the truck staging areas, rail spur areas (if any), fire sprinkler systems, sanitary and storm sewer lines, utility services, electric and telephone equipment servicing the Building(s), exterior lighting and anything which affects the operation and exterior appearance of the Project, as determined by Landlord in its sole discretion. In addition, Landlord shall, as an item of Basic Operating Cost, enter into a regularly scheduled preventive maintenance/service contract with a licensed maintenance contractor for servicing all hot water, heating, ventilation and air conditioning (“HVAC”) systems and associated equipment within or serving the Building, which HVAC maintenance/service contract will include all services suggested by the equipment manufacturer within the operation/maintenance manual. Except for the expenses directly involving the items specifically described in the first sentence of this Paragraph 10, Tenant shall reimburse Landlord for all such costs in accordance with the terms of Paragraph 7. Any damage caused by or repairs necessitated by any act of Tenant may be repaired by Landlord at Landlord’s option and at Tenant’s expense. Tenant shall immediately give Landlord written notice of any defect or need for repairs after which Landlord shall have a reasonable opportunity to repair same. Landlord and Landlord’s agent’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance. Tenant hereby waives the benefit of any present or future law which might give Tenant the right to repair the Premises at Landlord’s expense or to terminate the Lease due to the condition of the Premises.

(b) Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant or any of Tenant’s Parties or any other person in or about the Premises, whether such damage or injury is caused by or results from (i) fire, steam, electricity, water, gas or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (iii) conditions arising in or about the Premises or upon other portions of the Building, or from other sources or places; (iv) theft, riot, strike, injunction, war, terrorist act or act of God; or (v) any act or omission of any other tenant of the Project. The provisions of this Paragraph 10(b) shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

11.	TENANT’S REPAIRS

(a) Maintenance and Repairs. Tenant shall at Tenant’s expense maintain all parts of the Premises in a good, clean, secure and fully-operative condition and promptly make all necessary repairs and replacements, including but not limited to, all windows, glass, doors, walls and wall finishes, floor covering, ceilings, truck doors, dock bumpers, dock plates and levelers, plumbing work and fixtures, downspouts, electrical and lighting systems (bulbs and ballasts) and fire sprinklers. Tenant shall at Tenant’s expense also perform regular removal of trash and debris from the Premises. If required by the railroad company, Tenant agrees to sign a joint maintenance agreement governing the use of the rail spur, if any. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole expense, immediately repair any damage to any demising wall caused by Tenant or any of Tenant’s Parties. Tenant shall promptly replace any portion of the Premises or system or equipment in the Premises which cannot be fully repaired, regardless of whether the benefit of such replacement extends beyond the Term.

(b) Climate Control. Tenant shall be responsible for providing appropriate climate control in the Premises, and shall in all events maintain heat in the Premises during the winter months at a temperature of at least 55° Fahrenheit. Tenant shall not block or cover any of the HVAC ducts in the Premises. Tenant shall immediately report to Landlord: (i) any evidence of a water leak or excessive moisture in the Premises; (ii) any evidence of mold or mildew in the Premises; and (iii) any failure or malfunction in the HVAC system serving the Premises.

12.	ALTERATIONS

Tenant shall not make, or allow to be made, any alterations or physical additions (“Alterations”) in, about or to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, with respect to proposed Alterations which: (a) comply with all applicable Regulations; (b) are in Landlord’s opinion compatible with the Project and its mechanical, plumbing, electrical and HVAC systems; (c) will not interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees; and (d) are commenced only after Tenant has complied fully with the Required Mechanics Lien Protections as set forth and defined in Paragraph 13 below. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alteration, and the time for performance of such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. Landlord, in the exercise of its reasonable discretion, may require Tenant to provide additional cash collateral and/or lien and completion bonds in form and amount satisfactory to Landlord for any Alterations undertaken by Tenant under this Paragraph 12. Upon completion of any Alterations, Tenant, at Landlord’s request, shall provide Landlord with “as built” plans for the Premises and proof of payment for all labor and materials. All Alterations made by Tenant shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all Alterations made by Tenant and restore the Premises to their prior condition by the termination of this Lease. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to so remove such Alterations or Tenant’s trade fixtures, furniture or other personal property, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole expense.

13.	LIENS

Tenant shall keep the Premises and the Project free from liens arising out of or related to work performed, materials or supplies furnished, or obligations incurred by Tenant in connection with any Alterations or other work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therewith shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate from the date of payment by Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) business days’ prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics’ or materialmen’s liens. IN ADDITION, AND NOTWITHSTANDING ANY TERM OR PROVISION OF THIS PARAGRAPH 13 OR OF THIS LEASE TO THE CONTRARY, TO THE EXTENT THE COST OF SAME WOULD EXCEED $5,000.00, TENANT SHALL NOT COMMENCE OR CONDUCT, OR ALLOW TO BE COMMENCED OR CONDUCTED, ANY ALTERATIONS OR WORK OF REPAIR OR REPLACEMENT AT ITS REQUEST OR AUTHORIZATION, OR ALLOW THE DELIVERY OF ANY MATERIALS IN CONNECTION THEREWITH, UNLESS AND UNTIL TENANT HAS COMPLIED WITH EACH AND EVERY TERM OF NEVADA REVISED STATUTES (“NRS”) 108.2403, SUCH THAT LANDLORD ACHIEVES THE STATUS OF A “DISINTERESTED OWNER” AS DEFINED AND DESCRIBED IN NRS 108.234. (THE FOREGOING REQUIREMENTS AND OBLIGATIONS OF TENANT ARE THE “REQUIRED MECHANICS LIEN PROTECTIONS”.)

14.	SIGNS

All signs, notices and graphics of every kind or character, visible in or from public view or corridors, the common areas or the exterior of the Premises, shall be subject to Landlord’s prior written approval. Subject to the foregoing, Tenant shall be permitted to install, at Tenant’s sole cost, identity signage on the Premises, subject to Landlord’s signage criteria and applicable Regulations. Any such signage shall be maintained by Tenant throughout the Term. Tenant shall not place or maintain any banners whatsoever or any window decor in or on any exterior window or window fronting upon any common areas or service area or upon any truck doors or man doors without Landlord’s prior written approval. Any installation of signs or graphics on or about the Premises and Project shall be subject to any applicable Regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises, Building or Project and any other improvements contained therein, and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.

15.	LANDLORD’S ACCESS

(a) Landlord’s Access to Premises. After reasonable notice, except in emergencies where no such notice shall be required, Landlord, and Landlord’s agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project, to exhibit the Premises to prospective tenants, purchasers, lenders or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within six (6) months prior to the end of the Term, Landlord shall have the right to erect on the Premises and/or Project a suitable sign indicating that the Premises are available for lease.

(b) Landlord’s Rights as to Common Areas. Landlord may from time to time change the size, location, nature and use of any of the common areas of the Project, including converting common areas into leasable areas, constructing additional parking facilities (including parking structures) and other improvements in the common areas, and increasing or decreasing common area land and/or facilities. Tenant acknowledges that such activities may result in occasional inconvenience to Tenant from time to time. Such activities and changes shall be expressly permitted if they do not materially impair Tenant’s access to or use of the Premises. In addition, Landlord may at any time close any common area of the Project to make repairs or changes (provided the closure does not unreasonably impede access to the Premises by Tenant), to prevent the acquisition of public rights in such areas or to discourage non-customer parking.

16.	UTILITIES

Tenant shall pay directly to the appropriate supplier for all gas, heat, air conditioning, light, power, telephone and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities, and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, as determined by Landlord, of all charges jointly serving other premises. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program. Tenant shall provide its own janitorial services for the Premises.

17.	SUBORDINATION

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the Project and (b) any mortgage or deed of trust which may now exist or hereafter be placed upon the Project, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such mortgages or deeds of trust to this Lease on notice to Tenant. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest, provided that Tenant shall have no claim against such successor-in-interest arising from Landlord’s acts or omissions occurring prior to such termination, foreclosure or conveyance in lieu thereof. Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant’s attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground lessor, mortgagee, or beneficiary under a deed of trust.

18.	FINANCIAL STATEMENT

Within ten (10) days after written request from Landlord, Tenant shall provide to Landlord Tenant’s current financial statement or other information discussing the financial worth of Tenant prepared in accordance with generally accepted accounting principles consistently applied, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and/or disposition of the Project. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement.

19.	ESTOPPEL CERTIFICATE

Tenant agrees from time to time, within ten (10) days after written request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect and has not been modified (or stating any such modifications), the date to which Rent has been paid, the expiration date of this Lease, that Landlord is not in default under this Lease (or specifying any claimed defaults), and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 19 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein. The parties agree that Tenant’s obligation to furnish such estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease, and shall be an event of default if Tenant fails to fully comply.

20.	SECURITY DEPOSIT

Tenant agrees to deposit with Landlord upon Tenant’s execution of this Lease, a Security Deposit in the amount set forth in the Basic Lease Information, which sum shall be held by Landlord, without obligation for interest, as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant’s default. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such Security Deposit shall be returned by Landlord to Tenant within thirty (30) days after termination of this Lease provided that (i) Tenant has fulfilled ail of its surrender obligations set forth in this Lease and (ii) the return of the Security Deposit shall not be construed as a representation from Landlord that all of Tenant’s obligations under this Lease have been fulfilled. Landlord may use and commingle the Security Deposit with other funds of Landlord.

21.	ASSIGNMENT AND SUBLETTING

(a) General. Tenant shall not assign or sublet the Premises or any part thereof without Landlord’s prior written approval, which approval shall not be unreasonably withheld. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice at least thirty (30) days prior to the anticipated effective date of the assignment or sublease. Such notice shall be accompanied by a statement setting forth the identity of the proposed transferee and the details of the proposed transfer, financial information regarding the proposed transferee, and a copy of the proposed assignment or sublease documentation (which shall be subject to Landlord’s review and approval). Landlord shall then have a period of ten (10) days following receipt of such materials to notify Tenant in writing that Landlord elects either to (1) permit Tenant to assign this Lease or sublet such space, subject, however, to Landlord’s prior written approval of the proposed assignee or subtenant, (2) withhold its consent to the proposed assignment or sublease, if reasonable, or (3) if the transfer is an assignment of this Lease or a sublease of the entire Premises, to terminate this Lease effective as of the effective date of the proposed sublease or assignment (in which case Landlord may elect to enter into a direct lease with the proposed sublessee or assignee or any other party, without incurring any liability to Tenant). If Landlord should fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived options (2) and (3) above, but written approval by Landlord of the proposed assignee or subtenant shall still be required. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord’s consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord’s consent in the following instances: (i) the use of the Premises by such proposed assignee or subtenant would not be a Permitted Use, would violate an existing lease at the Project or would increase the parking density of the Project; (ii) the proposed assignee or subtenant is not of sound financial condition; (iii) the proposed assignee or subtenant is a governmental agency; (iv) the proposed assignee or subtenant does not have a good reputation as a tenant of real property; (v) the assignment or subletting would entail any alterations which would lessen the value of the leasehold improvements in the Premises; or (vi) if Tenant is then in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during any twelve (12)-month period preceding the date that Tenant shall request consent. Failure by Landlord to approve a proposed assignee or subtenant shall not cause a termination of this Lease. Under no circumstances may Tenant mortgage or otherwise encumber its interest in the Lease or in the Premises.

(b) Bonus Rent. Any rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after amortization of a reasonable brokerage commission, shall be divided and paid fifty percent (50%) to Tenant and fifty percent (50%) to Landlord. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain the maximum rental amount available in the marketplace for such subletting or assignment.

(c) Corporation. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings) so as to result in a change in the present Control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for all purposes of this Lease. For purposes of this Paragraph 21, “Control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities or other interest of an entity, or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity’s affairs.

(d) Partnership. If Tenant is a partnership, limited liability company, joint venture or other incorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present Control of said entity and/or a change in the identity of the person responsible for the general credit obligations of said entity, shall constitute an assignment for all purposes of this Lease.

(e) Liability. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease or change Tenant’s primary liability to pay the Rent and perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other party shall not be construed as a waiver of any provision of this Paragraph 21. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s assignee or subtenant defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent, and such actions shall not relieve Tenant of its liabilities herein set forth. Any assignment or subletting which conflicts with the provisions hereof shall be void.

(f) No Merger. No merger shall result from Tenant’s sublease of the Premises under this Paragraph 21, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder.

22.	CONDEMNATION

(a) Condemnation Resulting in Termination. If the whole or any substantial part of the Project should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

(b) Condemnation Not Resulting in Termination. If a portion of the Project should be taken or condemned for any public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Paragraph 22(a) above, this Lease shall continue in full force and effect, provided that (i) Landlord shall proceed with reasonable diligence to restore the remainder of the Project to the extent feasible and to ensure that the Premises or remainder thereof is restored to a tenantable condition (provided that Landlord shall have no obligation to restore any Tenant Alterations or any of Tenant’s Property) and (ii) the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

(c) Award. Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded Tenant for loss of business, Tenant’s personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

23.	CASUALTY DAMAGE

(a) Casualty; Notice to Tenant. If the Premises or the Building are damaged by fire or other insured casualty (each, a “Casualty”), Tenant shall immediately notify Landlord. Within sixty (60) days following the Casualty, Landlord shall give Tenant written notice of the time which will be needed to repair such damage, as determined by Landlord in its reasonable discretion, and the election (if any) which Landlord has made according to this Paragraph 23. The date of delivery of Landlord’s notice will be the “Notice Date” for purposes of this Paragraph 23.

(b) Repair Period. If the Premises or the Building are damaged by Casualty to an extent which may be repaired within two hundred seventy (270) days after the Notice Date, as reasonably determined by Landlord, Landlord shall promptly begin to repair the damage after the Notice Date, to the extent set forth in Paragraph 23(f) below, and Landlord will diligently pursue the completion of such repair. In that event, this Lease will continue in full force and effect except that Rent shall be abated on a pro rata basis from the date of the Casualty until the date of the completion of such repairs (the “Repair Period”) based on the proportion of the rentable area of the Premises Tenant is unable to use during the Repair Period.

(c) Options in Event of Major Damage. If the Premises or the Building are damaged by Casualty to an extent that they may not be repaired within two hundred seventy (270) days after the Notice Date, as reasonably determined by Landlord, then (1) Landlord may cancel this Lease as of the date of such Casualty by written notice given to Tenant on or before the sixtieth (60th) day following the Casualty or (2) Tenant may cancel this Lease as of the date of such Casualty by written notice given to Landlord within ten (10) days after Landlord’s delivery of its written notice that the repairs cannot be made within such two hundred seventy (270)-day period. If neither Landlord nor Tenant so elects to cancel this Lease, Landlord shall diligently proceed to repair the Building and Premises, to the extent set forth in Paragraph 23(f) below, and Rent shall be abated on a pro rata basis during the Repair Period based on the proportion of the rentable area of the Premises Tenant is unable to use during the Repair Period.

(d) Landlord’s Termination Rights. Notwithstanding the provisions of Paragraphs 23(a), (b) and (c), above, if the Premises or the Building are damaged by an uninsured casualty, or if the proceeds of insurance are insufficient to pay for the repair of any damage to the Premises or the Building, or if the Casualty occurs during the last six (6) months of the Term, Landlord shall have the option to repair such damage or cancel this Lease as of the date of the damage by written notice to Tenant given on or before the sixtieth (60th) day following the occurrence of the damage.

(e) Tenant’s Ob1igations and Waiver. If any Casualty is the result of the willful conduct or negligence or failure to act of Tenant, its agents, contractors, employees, or invitees, there will be no abatement of Rent as otherwise provided for in this Paragraph 23. Tenant shall have no rights to terminate this Lease on account of any damage to the Premises, the Building, or the Project except as specifically set forth herein, Tenant hereby waiving any such right which may exist at law or in equity allowing Tenant to terminate this Lease in the event of the substantial destruction of leased premises.

(f) Limitations on Repair. Notwithstanding anything contained herein to the contrary, Landlord’s obligations for repair of damage to the Premises shall exclude Tenant’s Property and Tenant’s Alterations. Tenant shall be solely responsible for the repair, replacement and restoration of Tenant’s Property and Alterations and shall promptly commence such repair and diligently pursue the same to completion unless this Lease is terminated as provided in this Paragraph 23.

24.	HOLDING OVER

Tenant shall vacate the Premises upon the expiration or sooner termination of this Lease. If Tenant shall retain possession of the Premises or any portion thereof without Landlord’s consent following the expiration or sooner termination of the Lease for any reason, then Tenant shall pay to Landlord for each day of such retention two hundred percent (200%) of the amount of the daily rental as of the last month prior to the date of expiration or termination. Tenant shall also indemnify, defend, protect and hold the Landlord Indemnitees harmless from any loss, liability or cost, including reasonable attorneys’ fees, resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 24 shall waive Landlord’s right of reentry or any other right. Unless Landlord consents in writing to Tenant’s holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant while Tenant is holding over without Landlord’s written consent. Additionally, in the event that upon termination of the Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Paragraph 24 shall apply thereto.

25.	DEFAULT

(a) Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(i) Abandonment. Abandonment of the Premises for a continuous period in excess of five (5) days.

(ii) Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder upon the date when said payment is due.

(iii) Mechanics’ Lien. Without limiting Tenant’s obligation to comply fully with the Required Mechanics Lien Protections in each applicable instance, failure to release of record any mechanics’ lien filed against the Premises or the Project within ten (10) days following imposition of such lien.

(iv) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in clauses (i), (ii) and (iii) of this Paragraph 25(a), such failure continuing for fifteen (15) days after written notice of such failure; provided, however, that if more than fifteen (15) days are reasonably required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the fifteen (15)-day period and thereafter diligently pursues its completion. The notice required by this clause (iv) is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(v) General Assignment. A general assignment by Tenant for the benefit of creditors.

(vi) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

(vii) Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such appointment remains undismissed or undischarged for a period of ten (10) days after the order therefor.

(viii) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof.

(b) Remedies Upon Default.

(i) Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant’s right to possession shall terminate, and this Lease shall terminate unless on or before such date all arrears of rental and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity, by reason of Tenant’s default or of such termination.

(ii) Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 25(b)(i) above, and Landlord may enforce all of Landlord’s rights and remedies under this Lease, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

(iii) Other Remedies. In the event of the occurrence of any event of default, Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Nevada. All rights and remedies of Landlord hereunder shall be cumulative and in addition to all rights and remedies given to Landlord at law or equity.

(c) Damages After Default. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 25(b)(i) above, Landlord shall have the rights and remedies of a landlord. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shal1 be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent and other amounts which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent and other amounts which would have been paid for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commissions paid or payable. The “worth at the time of award” of the amounts referred to in clauses (1) and (2) above shall be computed at the lesser of the “prime rate” as announced from time to time by Wells Fargo Bank, N.A. (San Francisco), plus five (5) percentage points, or the maximum interest rate allowed by law (the “Applicable Interest Rate”). The “worth at the time of award” of the amount referred to in clause (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award. If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, such agreement or concession shall be automatically revoked, and Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

26.	LATE CHARGE

If any installment of Rent or other amount owed to Landlord is not paid when due, such amount shall bear interest at the App1icable Interest Rate from the date on which said payment shall be due until the date on which Landlord shall receive said payment. In addition, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquency, to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord’s damages by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a fair and reasonable estimate thereof. Interest at the Applicable Interest Rate shall not be payable on late charges to be paid by Tenant under this Lease. This provision shall not relieve Tenant of Tenant’s obligation to pay Rent at the time and in the manner herein specified.

27.	LANDLORD DEFAULT

Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform (and an additional reasonable time after such receipt if (i) such failure cannot reasonably be cured within such thirty (30)-day period, and (ii) Landlord commences curing such failure within such thirty (30)-day period and thereafter diligently pursues the curing of such failure). In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default. Tenant waives such remedies of termination or rescission (except as otherwise specifically provided for in this Lease) and agrees that Tenant’s remedies for default under this Lease and for breach of any promise or inducement are limited to a suit for damages and/or injunction, and are specifically subject to Paragraph 28 below. In addition, Tenant shall prior to the exercise of any such remedies, provide each Landlord’s mortgagee (in each instance, only as to those entities of which Tenant has notice of their interest) with written notice and reasonable time to cure any default by Landlord. In no event shall Landlord be liable to Tenant for any consequential or punitive damages.

28.	TENANT’S REMEDIES

The liabilities of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of the individual or other partners, directors, officers and shareholders of Landlord, Landlord’s wholly-owned subsidiaries or Landlord’s agents or operators, and Tenant agrees to look solely to Landlord’s interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord, Landlord’s wholly-owned subsidiaries or Landlord’s agents or operators nor seek recourse against the assets of the individual or other partners, directors, officers and shareholders of Landlord, Landlord’s wholly-owned subsidiaries or Landlord’s agents or operators. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project.

29.	TRANSFERS BY LANDLORD

In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of “Landlord” to be performed after the passing of title to Landlord’s successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord’s successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform all of the obligations of “Landlord,” to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

30.	RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent and Basic Operating Cost, required to be paid by Tenant hereunder, or shall fail to perform any other act on Tenant’s part to be performed hereunder (including without limitation, Tenant’s maintenance and repair obligations), and such failure shall continue for five (5) days after notice thereof by Landlord (except that no notice shall be required in case of an emergency), Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligation of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed. All sums so paid or expended by Landlord and all necessary incidental costs, together with interest thereon at the Applicable Interest Rate from the date of such payment or expenditure by Landlord, shall be payable to Landlord on demand, and Tenant covenants to pay such sums, and Landlord shall have, in addition to any other right or remedy of Landlord, the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Base Rent and Basic Operating Cost.

31.	HAZARDOUS MATERIALS

(a) Questionnaire. Prior to executing this Lease, Tenant has delivered to Landlord Tenant’s executed Questionnaire Regarding Use of Premises in the form attached hereto as Exhibit B (the “Questionnaire”). Tenant covenants, represents and warrants to Landlord that the information in the Questionnaire is true and correct and accurately describes the use(s) of Hazardous Materials (as defined in Paragraph 31(j) below) which will be made and/or used on the Premises by Tenant. Tenant shall, within ten (10) days of Landlord’s request, execute and deliver to Landlord an updated Questionnaire in a similar form describing Tenant’s then present use of Hazardous Materials on the Premises, and any other reasonably necessary documents, charts or information requested by Landlord with respect to Tenant’s use, generation, storage, transportation or disposal of Hazardous Materials.

(b) Compliance with Laws and Permits. During the Term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (each as defined in Paragraph 31(j) below) applicable to the operation, use or occupancy of the Premises, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance, and will obtain and renew all Environmental Permits required for operation or use of the Premises. Without limiting the generality of the foregoing, Tenant shall not cause or permit any violation of Environmental Laws or Environmental Permits, including without limitation with respect to soil and ground water conditions. Tenant shall, at Tenant’s sole cost, make all submissions to, provide all information required by, and comply with all requirements of, all governmental authorities under Environmental Laws.

(c) Limitations on Use. Tenant shall not generate, use, treat, store, handle, manufacture, refine, produce, process, release or dispose of, or permit the generation, use, treatment, storage, handling, manufacture, refinement, production, processing, release or disposal of, Hazardous Materials on, under or about the Premises or the Project, or transport or permit the transportation of Hazardous Materials to or from the Premises or the Project except for (i) those materials and products identified on the attached Exhibit B-1 once approved by Landlord and (ii) limited quantities of household cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in each case used, stored, transported and disposed of in compliance with all applicable Environmental Laws and Environmental Permits.

(d) Site Assessments. At any time and from time to time during the Term of this Lease, Landlord may perform an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused or permitted by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Premises. Tenant shall grant and hereby grants to Landlord and its agents access to the Premises and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment. If such assessment report indicates the presence of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, then such report shall be at Tenant’s sole cost and expense, and the cost of such assessment shall be due and payable within ten (10) days of receipt of an invoice therefor.

(e) Notices to Landlord. Tenant will immediately advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim (as defined in Paragraph 31(j) below) against Tenant relating to the Premises or the Project; (2) any condition or occurrence on the Premises or the Project that (i) results in noncompliance by Tenant with any applicable Environmental Law, or (ii) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Pre1niscs; (3) any condition or occurrence on the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Project. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any party relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

(f) Cleanup Plan. Should any governmental authority or any third party demand that a cleanup plan be prepared and that a cleanup be undertaken because of any deposit, spill, discharge, or other release of Hazardous Materials that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, then Tenant shall, at Tenant’s sole cost, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall cany out all such cleanup plans.

(g) Indemnity. Tenant shall indemnify, defend and hold harmless the Landlord Indemnitees and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees, from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, actions, procedures, liabilities, penalties, fines, damages (including consequential and punitive damages), costs and expenses (including attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Landlord Indemnitees and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees directly or indirectly based on, or arising or resulting from (i) the actual or alleged presence of Hazardous Materials on the Project which is caused or permitted by Tenant or any of Tenant’s Parties, including without limitation any deposit, spill, discharge or other release of Hazardous Materials that occurs during the Term at or from the Premises; (ii) any Environmental Claim relating in any way to Tenant’s operation, use or occupancy of the Premises; or (iii) Tenant’s failure to provide all information, make all submissions, and take all steps required by all governmental authorities under applicable Environmental Laws (the “Hazardous Materials Indemnified Matters”). The foregoing indemnity shall not include any Hazardous Materials that were located at the Premises or the Project on the Term Commencement Date, nor any Hazardous Materials placed on the Premises or the Project by Landlord, its employees, agents or contractors.

(h) Landlord’s Right to Perform. If Tenant fails to fulfill any duty imposed under this Paragraph 31 within a reasonable time, Landlord may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of Environmental Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Environmental Law shall constitute a waiver of any of Tenant’s obligations under this Paragraph 31.

(i) Payments. All sums paid and costs incurred by Landlord with respect to any Hazardous Materials Indemnified Matter shall bear interest at the Applicable Interest Rate from the date so paid or incurred until reimbursed by Tenant, and all such sums and costs shall be due and payable within ten (10) days of receipt of an invoice therefor.

(j) Defined Terms. (a) “Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; (iii) any substance that is flammable, explosive, radioactive, noxious or otherwise dangerous or potentially dangerous; (iv) any carcinogenic substance; (v) any other substance exposure to which is regulated by any governmental authority; or (vi) any other substance the removal of which is required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized by any Environmental Law; (b) “Environmental Law” means any federal, state, county or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended or supplemented, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, Chapter 459 of NRS; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 4.2 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as all of the foregoing laws have been amended or supplemented; (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, hens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (d) “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

(k) Survival. The provisions of this Paragraph 31 shall survive the expiration or sooner termination of this Lease.

32.	WAIVER

If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

33.	SURRENDER OF PREMISES

Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and without debris, with all machinery, equipment, furnishings and personal property removed therefrom, and in the same condition as received by Tenant except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Paragraphs 22 and 23. In addition, Landlord may require Tenant to remove any Alterations (whether or not made with Landlord’s consent) prior to the termination of the Lease and to restore the Premises to its prior condition, all at Tenant’s expense. All Alterations which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the termination of the Lease, except that Tenant may remove (and shall remove if so required by Landlord) any of Tenant’s machinery or equipment which can be removed without material damage to the Premises. Tenant shall repair, at Tenant’s expense, any damage to the Premises or the Project caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other HVAC equipment; fencing or security gates; or other similar building operating equipment and decorations. Tenant shall give written notice to Landlord at least thirty (30) days’ prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

34.	NOTICES

All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the address(es) for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the other party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

35.	ATTORNEYS’ FEES

In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Paragraph 21 or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

36.	AUTHORITY OF PARTIES

Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder.

37.	SUCCESSORS AND ASSIGNS

This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its heirs, successors, and to the extent assignment is approved by Landlord hereunder, Tenant’s assigns.

38.	FORCE MAJEURE

Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorism, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord.

39.	BROKERAGE COMMISSION

Landlord shall pay a brokerage commission to the Brokers identified in the Basic Lease Information in accordance with a separate agreement between Landlord and such Brokers. Tenant warrants to Landlord that Tenant’s sole contact with Landlord in connection with this transaction has been through such Brokers, and that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Tenant with respect to the leasing of the Premises. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord harmless from and against any loss, cost or expense, including, but not limited to attorneys’ fees and costs, resulting from any claim for a fee or commission by any broker or finder in connection with the Premises and this Lease other than the Brokers identified in the Basic Lease Information.

40.	WAIVER OF TRIAL BY JURY

LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THE PREMISES (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LANDLORD TO ENTER INTO AND ACCEPT THIS LEASE, AND SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

41.	SUBSTITUTION OF PREMISES

At any time after execution of this Lease, Landlord may substitute for the Premises other premises in the Project (the “New Premises”) upon not less than sixty (60) days’ prior written notice, in which event the New Premises shall be deemed to be the Premises for all purposes hereunder; provided, however, that (i) the area of the Premises is less than twenty-five (25%) of the area of the Project; (ii) the New Premises shall be similar in area and in appropriateness for Tenant’s purpose; (iii) any such substitution is effected for the purpose of accommodating a tenant who will occupy all or a substantial portion of the Premises; and (iv) if Tenant is occupying the Premises at the time of such substitution, Landlord shall pay the expense of physically moving Tenant, Tenant’s property and equipment to the New Premises and shall, at Landlord’s sole cost, improve the New Premises with improvements substantially similar to those Landlord has committed to provide or has provided in the Premises. At Landlord’s request, Tenant will execute an amendment to this Lease memorializing the leasing of the New Premises and setting forth the correct data regarding the New Premises and the Rent payable therefor.

42.	MISCELLANEOUS

(a) General. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, heirs, executors, administrators and permitted assigns, according to the context hereof.

(b) Time. Time is of the essence regarding this Lease and all of its provisions.

(c) Choice of Law. The laws of the State of Nevada shall in all respects govern this Lease.

(d) Exhibits. The Exhibits attached hereto are hereby incorporated herein by this reference.

(e) Entire Agreement. This Lease, together with its Exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by Landlord or understandings made between the parties other than those set forth in this Lease and its Exhibits.

(f) Modifications. This Lease may not be modified except by a written instrument signed by the parties hereto.

(g) Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

(h) Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

(i) Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

(j) Accord and Satisfaction. No payment by Tenant of a lesser amount than the Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

(k) Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

(l) Easements. Landlord may grant easements on or over the Project and dedicate for public use portions of the Project without Tenant’s consent; provided that no such grant or dedication shall substantially interfere with Tenant’s use of the Premises. Upon Landlord’s demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.

(m) Drafting and Determination Presumption. The parties acknowledge that both parties have agreed to this Lease, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease, and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required in this Lease or requested of Landlord, Landlord’s consent, determination or estimation shall be made in Landlord’s good faith opinion, whether objectively reasonable or unreasonable.

(n) Counterparts and Electronic Signatures. This Lease may be executed in any number of counterparts, any or all of which may contain the signature of any one of the Parties and all of which will be construed together as a single instrument. Electronic signatures on this Lease (or copies of signatures sent by electronic means) are the equivalent of handwritten signatures.

(o) No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

(p) No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

(q) Non-Discrimination. Tenant hereby covenants to Landlord, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy or use of the Premises or any portion thereof.

(r) OFAC Restrictions. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’S Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

(s) Landlord Lien Waiver. Landlord agrees that, upon request of Tenant, Landlord will subordinate its security interest and Landlord’s lien to the security interest of Tenant’s institutional financial source with respect to the specified collateral covered by the security interest, provided that such parties accept Landlord’s standard landlord lien waiver agreement without material modification. Tn the event Tenant or such institutional financial source elects to negotiate Landlord’s form of agreement, Tenant shall reimburse Landlord for all legal fees incurred by Landlord in conjunction therewith.

[END OF GENERAL LEASE TERMS]

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